Exhibit No. 3.5
State of Delaware
Secretary of State
Division of Corporations
Delivered 01:30 PM 03/19/2010
FILED 01:30 PM 03/19/2010
SRV 100299295 -4314552 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Liberty Capital Asset Management, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1 and 4” so that, as amended, said Article shall be and read as follows:

1. Las Vegas Railway Express, Inc.

4. Original authorized 75,000,000 share of common stock at par value of 0.0001. Shareholder approval to increase to 200,000,000 share of common stock at par value of 0.001.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation caused this certificate to be signed this 19th day of March 2010

By: Michael A. Barron
TitJe: CEO
Name: Michael A. Barron Print or Type